BEFORE THE PUBLIC UTILITIES COMMISSION
                     OF THE STATE OF COLORADO

* * *

IN THE MATTER OF THE APPLICATION   )
OF PUBLIC SERVICE COMPANY OF       )
COLORADO FOR COMMISSION            )
AUTHORIZATION (1) TO MERGE WITH    )         DOCKET NO.________
SOUTHWESTERN PUBLIC SERVICE        )
COMPANY THROUGH THE FORMATION      )
OF A REGISTERED PUBLIC UTILITY     )
HOLDING COMPANY AND FOR ISSUANCE   )
OF SECURITIES IN CONJUNCTION       )
THEREWITH AND (2) TO IMPLEMENT     )
A FIVE-YEAR REGULATORY             )
PLAN WHICH INCLUDES AN EARNINGS    )
SHARING MECHANISM; FOR             )
ESTABLISHMENT OF A PROCEDURAL      )
SCHEDULE; AND FOR SUCH OTHER RELIEF)
AS MAY BE APPROPRIATE OR NECESSARY )


                           APPLICATION

                         I.  INTRODUCTION

     Public Service Company of Colorado ("PSCo") submits this

application for the following purposes.  Pursuant to Rule 55 of the Commission s Rules of Practice and Procedure, PSCo seeks

Commission authorization (1) to merge with Southwestern Public

Service Company ("SPS") through the formulation of a registered public utility holding company and (2) for the issuance of

securities in conjunction with the merger.<F1>   The new

holding company is currently named M-P New Co. and is

incorporated in Delaware.  Upon completion of the merger

transaction, M-P New Co. will be subject to the jurisdiction of the Securities and Exchange Commission ("SEC") as a registered holding company under the Public Utility Holding Company Act of

1935 ("PUHCA"), 15 U.S.C. Section 79a et seq., and the SEC's

regulations thereto, 17 C.F.R. Section 250 et seq.   Under this

structure, PSCo will be an operating company of M-P New Co. and thereby retain its separate corporate identity.  PSCo will remain subject to the jurisdiction of this Commission.  In order to effectuate the merger transaction, PSCo will cancel all

outstanding common stock and issue new common stock to M-P New

Co.<F2>

____________________

<F1> With respect to its request for authorization to issue
securities in conjunction with the merger, PSCo has attempted to comply with the information requested in Rule 56 of the Commission s Rules of Practice and Procedure. The nature of the transaction contemplated herein is such that Rule 56 appears not to be applicable. Nevertheless, PSCo has attempted to provide the information to the extent practicable. To the extent the information provided is not consistent with the information requested, PSCo requests a waiver of compliance for good cause shown.


<F2> The term  merger  is used for the sake of convenience and not as a technical legal description of the business combination.
PSCo and SPS will not merge into one another; they will reorganize as wholly-owned subsidiaries of a registered public utility holding company.


     In conjunction with this request for authorization to merge and issue securities, PSCo also seeks Commission authorization to implement a five-year regulatory plan which includes an earnings sharing mechanism.  The plan also includes a five-year moratorium on base electric rates, amortization of PSCo's share of the costs to achieve the merger over the five-year period, continued use of the Energy Cost Adjustment ("ECA") clause, and a Quality of

Service Program.

     Under PUHCA, M-P New Co. will have to obtain SEC approval to retain PSCo's gas and steam operations.  The applicable PUHCA requirements are discussed in more detail subsequently herein.

PSCo requests that the Commission indicate its preference that the SEC not order divestiture of PSCo's gas or steam operations.

     PSCo also seeks a procedural schedule which results in a

final Commission decision becoming effective no later than

September 4, 1996.  Consistent with that goal, PSCo specifically requests that a prehearing conference be scheduled promptly, and believes it should be no later than the week of January 8, 1996.

     PSCo believes it has complied with all applicable Commission rules.  To the extent waivers from any rules are necessary, PSCo requests that such waivers be granted.  Finally, PSCo requests that it be granted such other relief that is appropriate or

necessary.

     In support of this Application, PSCo states as follows:

              II.  BACKGROUND REGARDING PSCO AND SPS

     1.  PSCo, a Colorado corporation with corporate headquarters in Denver, is an operating public utility engaged principally in the generation, purchase, transmission, distribution and sale of electricity, and in the purchase, transmission, distribution,

sale and transportation of natural gas.  PSCo provides

electricity to approximately one million electric customers and gas to approximately 900,000 gas customers.  Seventy-five percent of the electric customers and sixty-eight percent of the gas customers are in the Denver metropolitan area.  PSCo's retail electric and gas sales are subject to the jurisdiction of the

Commission.  PSCo owns an extensive transmission system, and makes wholesale sales and provides third-party transmission

services, which are subject to the jurisdiction of the Federal

Energy Regulatory Commission ("FERC").

     At year-end 1994, PSCo and its subsidiaries owned property,

plant, and equipment totaling approximately $3.3 billion.  Total revenues from electric, gas, and other operations were

approximately $2.1 billion, with net income totaling

approximately $170 million.  PSCo and its subsidiaries employ approximately 5,000 people.

     2.  PSCo wholly owns Cheyenne Light, Fuel and Power Company

("Cheyenne"), which is also a combination electric and gas

utility.  Cheyenne s electric system serves over 33,000 retail customers in an area of approximately 960 square miles in and around Cheyenne, Wyoming.  While Cheyenne has a small amount of transmission facilities and has an open-access transmission

system on file with the FERC, its system essentially operates as a distribution system.  Cheyenne has no electric wholesale

customers.  Cheyenne serves 26,000 retail gas customers.

     At year-end 1994, Cheyenne owned total property, plant, and equipment of approximately $49.5 million.  Cheyenne had

consolidated revenues totaling approximately $51.9 million, with net income of approximately $3.0 million.  Cheyenne employs

approximately 95 people.  Cheyenne maintains its corporate

headquarters in Cheyenne, Wyoming.

     3.  SPS, a New Mexico corporation with corporate

headquarters in Amarillo, Texas, is an electric utility,

providing service to about 368,000 customers in a territory of approximately 52,000 square miles in the Panhandle and South

Plains regions of Texas, eastern New Mexico, the Oklahoma

Panhandle, and southwestern Kansas.  SPS's service territory is primarily agricultural, with large areas of oil and gas

production.  SPS, like PSCo, has an extensive transmission

system.  SPS derives a high percentage of its revenues from FERC-

jurisdictional wholesale sales (approximately 33%).

     At August 1995, SPS and its subsidiaries owned total

property, plant, and equipment of approximately $1.6 billion.

SPS had consolidated revenues totaling approximately $889

million, with net income of approximately $119.5 million.  SPS employs approximately 2,000 people.  In addition to its corporate headquarters in Amarillo, SPS maintains division offices in

Roswell, New Mexico and Lubbock,Texas.

              III.  OVERVIEW OF THE TRANSACTION AND
                  RESULTING CORPORATE STRUCTURE

     4.  On August 22, 1995, SPS and PSCo entered into an

Agreement and Plan of Reorganization ("Agreement") to engage in a business combination as peer firms in a merger of equals.  This

Agreement presents among other things, the representations and warranties of the two companies, the structure of the merger, and the required conditions precedent to closing.

     Pursuant to the Agreement, PSCo and SPS have formed a

Delaware corporation, temporarily named M-P New Co., that upon consummation of the reorganization will serve as a publicly

traded holding company under PUHCA.  Upon receipt of all

regulatory and stockholder approvals, discussed in greater detail below, M-P New Co. will form two wholly-owned subsidiaries, one a

Colorado corporation ("PSCo Merger Corp.") and the other a New

Mexico corporation ("SPS Merger Corp.").

     PSCo Merger Corp. and SPS Merger Corp. will simultaneously merge with and into PSCo and SPS, respectively.  PSCo and SPS will survive the mergers as wholly-owned separate operating

utility subsidiaries of M-P New Co.  Cheyenne and Westgas

Interstate, currently subsidiaries of PSCo, will also become separate utility subsidiaries of M-P New Co.  Additionally, two more subsidiaries will be created.  A service company subsidiary,

M-P Services Co., will be organized to provide services to the subsidiaries of M-P New Co.  Also, a subsidiary will be formed to hold the shares of the existing non-utility subsidiaries of SPS and PSCo.  Some subsidiaries of PSCo will be retained under PSCo because their primary business purpose is tied to PSCo, and also to take into account certain tax considerations.

     5.  Under this holding company structure, PSCo, Cheyenne,

and SPS will retain their corporate identities and will continue their independent operations.  M-P Services will provide various services to PSCo and SPS and the other M-P New Co. subsidiaries.

Through the formation and operation of M-P Services, various functions now performed separately by or on behalf of these

companies will be consolidated to eliminate duplicative efforts.

Any activities that M-P Services performs on behalf of PSCo, SPS,

or any other subsidiary of M-P New Co. will be governed by

service agreements.  The SEC must approve the terms and

conditions of any service agreements, including the cost

allocation mechanisms contained therein.

     6.  The restructuring of PSCo and SPS will be effectuated by the conversion of stock.  Common stock holders of each company will convert their respective shares of stock for rights to

shares of common stock in M-P New Co.  Each share of PSCo stock will be converted to a right to receive one share of M-P New Co.

stock, and each share of SPS stock will be converted to a right to receive 95% of one share of M-P New Co. stock.  As a result of the exchange, the common stock holders of PSCo and SPS will then own all of the outstanding shares of the stock in M-P New Co.

The preferred stock holders and debt holders of each company will be unaffected by the merger.

     After the exchange of shares occurs, the existing common

stock of PSCo and SPS will be canceled.  New common stock of PSCo and SPS will be issued to M-P New Co.  The number of shares to be issued by PSCo will be equivalent to the number of shares of PSCo stock issued and outstanding on the date of consummation of the merger transaction.

                  IV.  RATIONALE FOR THE MERGER

     7.  The PSCo and SPS merger was negotiated and is now being submitted for regulatory approval in an increasingly competitive electric environment.  In this environment, customers have more options for their power supply needs, either through open-access transmission or through self-build proposals.  This environment has put increasing pressure on utilities to control costs and to take steps to give themselves flexibility to respond to market forces.  The PSCo and SPS merger brings together two utilities with complementary strengths, which should enable the combined company to meet these goals.  For example, in addition to its fast growing service area, PSCo brings to the combined company its natural gas utility operations, and its experience in

developing innovative approaches to information technology and energy services.  Also by way of example, SPS brings to the

combined company well-recognized generation operations and

engineering expertise, and success with wholesale markets and non-regulated generation projects.  SPS is ranked best in the nation in non-fuel production O&M costs per kwh, according to the

Utility Data Institute.

     8.  PSCo and SPS expect to realize the following benefits

from the merger:

     Competitive rates and services

     Increased size and stability

     Diversification of service territory

     More economical use of generation capacity

     Savings in the procurement of goods and services

     Complementary diversification programs

     Complementary operational functions

     Complementary management

     Reductions in administrative costs.

     9.  Although the final total will be affected by a number of different variables and factors, PSCo and SPS are projecting net savings resulting from the merger of approximately $770 million over a ten-year period commencing in 1997.  These savings are summarized as follows:



                                             Total Savings
                                             1997 - 2006
          Savings Category                   ($ millions)


Corporate and Operations Labor                    $389.5
Corporate and Administrative Programs             82.7
Purchasing Economies (Non-Fuel)                   19.1
Fuel Procurement                                  197.1
     - Electric:                                  144.1
     - Gas LDC:                                   53.0
Capacity Deferral                                 160.1<F3>
Joint Dispatch                                    (33.7)<F4>
                                                  ______
Total Savings                                     814.8

Less:  Costs to Achieve (25.0)
               Transaction Costs                  (18.0)
               Premerger Initiatives              (2.1)
                                                  ______
Net Savings                                       $769.7

____________________

<F3>   This figure is net of the costs of the transmission line
that will be constructed to interconnect PSCo and SPS, which is described below.

<F4>   By combining dispatch functions, the companies achieve
lower energy costs than on a stand-alone basis. However, because PSCo and SPS are deferring coal capacity additions, saving $160 million, energy costs are $33 million higher with the merger than in the stand-alone scenarios. Combined, however, capacity deferral and joint dispatch savings from the merger are $126.4 million.


     10.  Following is a chart showing the years in which the

savings of $770 million are projected to be achieved:

                                        Savings Before
                                        Costs to Achieve
                                        1997-2006
          Year                          ($ Millions)

          1997                               $ 40
          1998                               $ 43
          1999                               $ 48
          2000                               $ 69
          2001                               $ 63
          2002                               $ 84
          2003                               $ 93
          2004                               $111
          2005                               $103
          2006                               $160

     11.  PSCo and SPS are not directly interconnected at

present.  In order to integrate their operations and achieve certain of the projected cost savings from the merger noted

above, PSCo and SPS are planning to construct a 345 kV

interconnection, including a 400 MW high voltage direct current tie, around the year 2001.  PSCo is not at this time seeking a certificate of public convenience and necessity from the

Commission authorizing it to construct this line.

                V.  REQUIRED REGULATORY APPROVALS

     12.  The merger of PSCo and SPS is conditioned upon the

receipt of various approvals and the occurrence of various

events.  Initially, shareholders' approvals by both PSCo and SPS are required and a special meeting of shareholders will be held on January 31, 1996.  Approval of the merger is recommended by the boards of Directors of PSCo and SPS.

     13.  The requisite regulatory approvals include those PSCo is requesting from the Commission in this Application.  Cheyenne is seeking from the Public Service Commission of Wyoming approval of the reorganization of PSCo's ownership.  SPS is requesting approvals from the New Mexico Public Utility Commission, the

Texas Public Utility Commission and the Kansas Corporation

Commission.

     14.  At the federal level, approval to merge facilities is required by the FERC for both PSCo and SPS.  Nuclear Regulatory

Commission ("NRC") approval will be required for PSCo to reflect that after the merger PSCo will become an operating subsidiary of the holding company continuing to own the Fort St. Vrain Nuclear

Electric Generating Station and to hold NRC licenses connected with the facility.

     The Federal Trade Commission and the Department of Justice

will review the merger under the Hart-Scott-Rodino Antitrust

Improvements Act of 1976, as amended.

     Also at the federal level, M-P New Co. must register its

securities to be issued to the existing shareholders of PSCo and

SPS with the SEC.  After the merger, M-P New Co. must register with the SEC as a holding company under PUHCA.  As noted above,

SEC approval will also be required with respect to the foundation of M-P Services, and the cost allocation methodologies it

utilizes.

              VI.  REGULATORY PLAN TO SHARE BENEFITS
                  FROM THE MERGER WITH CUSTOMERS

     15.  An essential aspect of the regulatory approvals

necessary to accomplish the merger is the approval of regulatory plans pursuant to which PSCo and SPS will share the benefits of the merger with their customers.  In developing its proposed plan, PSCo considered and worked in, to the greatest extent

possible, the regulatory initiatives that had been underway in

Colorado.  PSCo's plan, as summarized below and described in greater detail in the testimony filed in support of this

Application, should be evaluated in that context.

     16.  This plan is designed to meet four principal

objectives, namely:  (1) to provide for an equitable and

reasonable savings distribution between customers and

shareholders; (2) to provide for tangible benefits to be

delivered to customers and shareholders; (3) to provide for a more flexible regulatory framework; and (4) to provide for

certainty of regulatory treatment.

     17.  The primary features of the Colorado regulatory plan

are as follows:

     The plan is based on a five-year planning period.

     PSCo is proposing a five-year rate moratorium on base

          electric rates.  During that period, PSCo shall not

          increase base electric rates.

     The plan retains PSCo's ability to file new rate designs

          within the five year moratorium period.  PSCo reserves

          the right to file a general gas and/or steam rate case

     PSCo is proposing an earnings test that provides for sharing earnings between customers and shareholders on a 50/50

          basis for all earnings over 12.5% return on equity.

          The earnings test is based on PSCo's total CPUC

          jurisdictional earnings of the electric, gas and steam

          departments.

     For purposes of calculating earnings in the earnings test,

          PSCo is proposing a five-year amortization of PSCo's

          share of the costs to achieve the merger.

     The plan maintains the ECA clause as the means of passing on the reduction in fuel costs that are anticipated to

          result from the merger.

     The plan includes PSCo's proposed Quality of Service

          Program, which is designed to assess important aspects

          of PSCo's service relative to sustained customer

          complaints received by the Commission, phone response

          time at PSCo's customer inquiry center, response time

          to customer-initiated gas odor complaints, and electric

          service availability.  PSCo is proposing that strong

          performance will allow it to use an enhanced rate of

          return threshold in its earnings sharing mechanism,

          while poor performance will require that it credit

          customers up to $4 million annually.

                VII.  RETENTION OF GAS OPERATIONS

     18.  Section 11(b)(1) of PUHCA directs the SEC to take

action to limit the operations of each registered holding company system to a single integrated public-utility system, which the

SEC has interpreted to mean a single gas utility system or a single electric utility system, but not both.  On this basis, the

SEC has required the divestiture of gas and electric properties.

     19.  Section 11(b)(1), however, also permits registered

holding companies to retain "additional systems" if three

criteria are met, namely:  (1) the additional system cannot be operated as an independent system without the loss of substantial economies; (2) the additional system is located in one or more adjoining states or a contiguous country; and (3) the combination of such systems under the control of a single holding company is not so large as to impair the advantages of localized management.

While the SEC has applied these criteria -- commonly referred to as the "A-B-C clauses" -- restrictively in the past by requiring that a registered system demonstrate that divestiture would

result in a "substantial hardship to investors and consumers were its relationship with the holding company terminated,"

Philadelphia Co., 28 S.E.C. 35, 46 (1948), the SEC is now

proposing to liberalize its interpretation of the A-B-C clauses to permit registered holding companies to own gas and electric utility systems where the affected states agree.  See SEC Report on the Regulation of Public Utility Holding Companies, June 1995,

at 74-76.  Attachment 1 to this application is the relevant

chapter from this report.  Accordingly, PSCo requests that the

Commission indicate its preference that the SEC not order

divestiture of PSCo's gas operations.

     20.  The SEC may also look at the retention by PSCo of its steam operations.  PSCo also requests that the Commission

indicate its preference that the SEC not order divestiture of

PSCo's steam operations.

     VIII.  TESTIMONY SUBMITTED IN SUPPORT OF THE APPLICATION

     21.  With this Application, PSCo has submitted extensive

testimony and exhibits explaining various aspects about the

merger and the associated rate plan that PSCo is proposing in conjunction with the merger.  In support of this Application,

PSCo is sponsoring the following witnesses:

     Richard C. Kelly, Senior Vice President, Finance, Treasurer

          and Chief Financial Officer, PSCo.  Mr. Kelly  will

          provide an overview of the merger, including a

          discussion of PSCo and SPS, the rationale behind the

          merger, how the merger is to be effectuated, and the

          resulting corporate structure.  Mr. Kelly will also

          discuss the financial aspects of the merger.

     Fredric C. Stoffel, Manager, Rates & Regulatory Affairs,

          PSCo.  Mr. Stoffel will describe in detail the Colorado

          regulatory plan that PSCo is proposing in conjunction

          with this Application to seek authority to merge with

          SPS.

     W. Wayne Brown, Controller and Corporate Secretary, PSCo.

          Mr. Brown will testify regarding the accounting

          treatment for the merger under the pooling of interests

          methodology of Generally Accepted Accounting

          Principles.

     Teresa S. Madden, Corporate Accounting Manager, PSCo.  Ms.

          Madden will provide a description of the services that

          M-P Services is expected to provide to PSCo, SPS, and

          Cheyenne as operating company subsidiaries of M-P New

          Co., and how costs are to be charged or allocated from

          M-P Services to those and other subsidiary companies.

     William C. Weeden, Senior Utility Advisor at Reid & Priest

          and formerly Associate Director, Office of Public

          Utility Regulation, Division of Investment Management

          at the SEC.  Mr. Weeden will discuss the SEC's

          regulation of registered holding companies and its

          effect on the Commission's regulation.

     Thomas J. Flaherty, National Partner for Utilities

          Consulting, Deloitte & Touche LLP.  Mr. Flaherty will

          provide support for the $770 million in cost savings

          that are expected to be achieved through the merger of

          PSCo and SPS over a ten-year period beginning in 1997.

          This support will include a detailed discussion of the

          types of savings that are likely to be achieved.

     David T. Hudson, Manager of Rate and Economic Research in

          the Rates and Regulation Department, SPS.  Mr. Hudson

          will provide background information regarding the SPS

          system.

     Matt P. Harris, Unit Manager, Loads & Resources Planning,

          PSCo.  Mr. Harris will provide a description of PSCo's

          electric production and transmission systems, and the

          projected production cost savings arising from the

          merger.

     Deborah A. Blair, Unit Manager, Revenue Requirements, Rates

          & Regulatory Affairs, PSCo.  Ms. Blair will discuss the

          earnings sharing mechanism that PSCo is proposing and

          how the quality of service performance measures that

          PSCo is proposing will tie into the earnings sharing

          mechanism.

     James F. Forchtner,  Manager of Business Processes, PSCo.

          Mr. Forchtner will discuss the performance measures

          that PSCo is proposing to use to evaluate its service.

     Steven T. Brown, Manager, Planning and Business Services,

          PSCo.  Mr. Brown will provide information on the

          prudency of PSCo's investment in its customer

          information system.

               IX.  INFORMATION REQUIRED BY RULE 55

     Rule 55 of the Commission s Rules of Practice and Procedure

requires the provision of certain information when fixed

utilities subject to its jurisdiction seek to obtain, extend, or transfer certificates of public convenience and necessity,

including where utilities seek to transfer assets, obtain a

controlling interest in another utility, stock transfer, or

merger.  As has been noted above, due to the effectuation of the

PSCo/SPS merger through the formation of a holding company, PSCo will retain its corporate identity.  Moreover, as an out-of-state utility, SPS does not have any certificates of public convenience and necessity in the State of Colorado.  Thus, the merger does not involve the direct transfer or extension of any certificates of public convenience and necessity.

     Regardless, PSCo believes that Rule 55 is the appropriate

rule to follow in seeking the Commission's approval of its merger with SPS and the associated regulatory plan.  Therefore, although

Rule 55 does not appear crafted to elicit information regarding a merger to be effectuated through the formation of a new holding company, PSCo will respond to all applicable requests for

information set out in Rule 55.  Moreover, although Rule 55 does not appear to require the provision of information regarding SPS or M-P New Co., since they are not applicants in this proceeding,

such information will be provided where appropriate.

(1)  Applicant's Name and Complete Address
     Public Service Company of Colorado
     1225 17th Street
     Denver, Colorado 80202

Although SPS and M-P New Co. are not applicants in this

proceeding, their addresses are as follows:

     Southwestern Public Service Company
     P.O. Box 1261
     Amarillo, Texas  79710

     M-P New Co.
     1225 17th Street
     Denver, Colorado  80202


     (A)  Statement regarding Corporate Status

     PSCo is a Colorado corporation, with its corporate

headquarters in Denver.  Attachment 2 lists the names of PSCo's directors, officers, and Colorado agent for service.  A copy of

PSCo's Restated Articles of Incorporation dated July 9, 1990 has been previously filed with the Commission in Docket No. 90A-498S.

A copy of the amendment to PSCo's Restated Articles of

Incorporation was filed on October 19, 1994

     SPS is a New Mexico corporation with its principal office in

Texas.  It does not have an office or conduct any business in

Colorado.  Attachment 3 lists the names of SPS's directors,

officers, and Colorado agent for service.  Attachment 4 is SPS's

Articles of Incorporation.

     M-P New Co. is a Delaware corporation.  Upon the completion of the merger, its principal office will be located in Denver,

Colorado.  Attachment 5 lists the names of M-P New Co.'s

directors, officers, and Colorado agent for service.

     (B)  Out-of-State Applicants' Authority to Do Business in

Colorado

     Not applicable.

     (C)  Partnership Status

     Not applicable.

(2)  Applicant's Representatives to Receive Notice and Inquiries

     PSCo requests that any notices, inquiries, or other

communications, including pleadings submitted by intervening parties, be submitted to the following:

     Fredric C. Stoffel
     Public Service Company of Colorado
     1225 17th Street, Suite 1000
     Denver, Colorado  80202
     (303) 294-2013

     William M. Dudley, Esq.
     Associate General Counsel
     Public Service Company of Colorado
     1225 17th Street, Suite 600
     Denver, Colorado  80202
     (303) 294-2500

     James K. Tarpey, Esq.
     LeBoeuf, Lamb, Greene & MacRae L.L.P
     633 17th Street, Suite 2800
     Denver, Colorado  80202
     (303) 291-2600

     Although SPS is not an applicant and will not intervene in this proceeding, PSCo requests that the following SPS

representative be placed on the official service list in this proceeding:

     Gerald J. Diller
     Vice President, Rates and Regulations
     Tyler at 6th, Suite 2002
     Amarillo, Texas  79101
     (806) 378-2822

(3)  Authority Sought

     PSCo seeks Commission authorization to merge with SPS and to issue securities in conjunction therewith; and to implement a regulatory plan.  The authorization sought, together with the other relief requested, is more fully set forth in the

Application.

     PSCo is not proposing to change the types of utility

services that it is providing, nor is it proposing to change its service area.  PSCo has described its operations in Paragraph 1.

Maps showing PSCo's electric and gas service areas are included as Attachment 6 to this Application.

 (4)  Statement Regarding Affiliates

     Attachment 7 to this Application shows the corporate

structure of M-P New Co. after the combination.  Attachment 8 lists the subsidiaries of M-P New Co. and provides a brief

description of  them.  PSCo's present subsidiaries are denoted by asterisks on Attachment 8.

     None of PSCo's affiliates hold authority duplicating in any respect the authority PSCo seeks in the Application.

(5)  Feasibility Study

     The testimony and exhibits that PSCo has submitted in

support of this Application -- in particular the testimony and schedules of Messrs. Flaherty and Harris discussing projected cost savings -- establishes the feasibility of the merger between

PSCo and SPS.

(6)  Copy of Proposed Tariff

     Proposed tariff changes to implement the regulatory plan

that PSCo is proposing in this Application are included as

Schedule DAB-3 of the testimony of Ms. Blair

(7)  Balance Sheets

     A copy of the most recent balance sheet available for a

period ending not earlier than six months before the date of filing of this Application is included as Attachment 9.

(8)  Statement of Income and Retained Earnings

     Statements of income and retained earnings for a period

ending not earlier than six months before the date of filing of this Application is included as Attachment 10.

(9)  Statement regarding Public Utilities Providing Service Near

Area

     Not applicable.

(10)  Statement Regarding Qualifications to Conduct Proposed

Utility Operations

     This section is inapplicable since PSCo is retaining its

corporate identity and is not proposing to change the utility operations that it currently provides.

(11)  Statement of Facts Regarding Necessity for Certificate of

PC&N

     Not applicable.

(12)  Statement that the Merger Is Not Contrary to the Public

Interest

     As discussed in this Application and in the testimony and

exhibits that PSCo has submitted in support of this Application,

the merger of PSCo and SPS through the formation of a holding company brings together two utilities with complementary

strengths.  The result should be a larger, stronger company that will be more efficient than either company standing alone.

Moreover, the merged companies should have greater flexibility to respond to an increasingly competitive electric market.  The synergies that will be achieved through the merger are projected to result in cost savings of approximately $770 million (net of costs to achieve) over a ten-year period beginning in 1997.

These facts demonstrate that PSCo's merger with SPS would not be contrary to the public interest.

     PSCo will present additional evidence at hearing, as

necessary, to establish the facts supporting the proposed merger.

(13)  Information Required for Applications to Transfer

Certificates

     Not applicable.

(14)  Information Required for Applications to Exercise Franchise

Rights

     Not applicable.

(15)  Statement regarding Preferred Hearing Location

     PSCo prefers that the hearing on this application be held in

Denver.  PSCo has no preferred alternative choices.

(16)  Statement regarding Authority to Operate

     PSCo understands that the mere filing of the Application

does not, by itself, constitute authority to operate.

(17)  Statement regarding the Filing of Tariffs and Operations

     If the Commission grants the authority requested in this

Application, PSCo will file necessary tariffs and will operate in accordance with all applicable Commission Rules and Regulations.

(18)  Affidavit

     Attachment 11 to this Application is an affidavit signed by

Mr. Kelly, stating that the contents of this Application and supporting documentation are true, accurate, and correct, to the best of his knowledge and belief.

               X.  INFORMATION REQUIRED BY RULE 56

     Approval of the merger is being sought in this Application,

and the securities to be issued in conjunction therewith are an integral part of the merger transaction.  The securities will be issued to M-P New Co. and not to the public; PSCo will not be required to file a registration statement with the SEC.  The issuance of securities should only be authorized together with approval of the merger transaction; it should not be issued

separately and it should not be issued within 30 days of the filing of this Application.  Finally, the Commission will issue notice of the Application, as contemplated by Rule 55.  It would be confusing for separate notice of the securities to be given under Rule 56.

     PSCo will provide the information requested under Rule 56.

However PSCo requests a determination that Rule 56 does not

apply.  Alternatively, PSCo requests that the notice requirement of Rule 56 be waived.

(1)  Applicant's Name and Complete Address

     The information requested is set forth in response to

information requested under Rule 55.

(2)  Applicant's Representatives

     The information requested is set forth in response to

information requested under Rule 55.

(3)  Statement Regarding Affiliates

     The information requested is set forth in response to

information requested under Rule 55.

(4)  Applicant's Existing Operations

     This information is set forth in paragraph 1 of this

Application.

(5)  Capital Stock

     Under its Restated Articles of Incorporation, amended May

11, 1994, the authorized capital stock of PSCo consists of

$1,200,000,000 divided into 160,000,000 shares of Common Stock,

par value $5 per share (the "PSCo stock, par value $5"; which term shall include the Rights appertaining thereto), 3,000,000 shares of Cumulative Preferred Stock, par value $100 each (the

"Cumulative Preferred Stock ($100)"), and 4,000,000 shares of

Cumulative Preferred Stock, par value $25 each (the "Cumulative

Preferred Stock ($25)").  Of such authorized PSCo stock, par value $5, there were 62,923,493 shares issued and outstanding as of June 30, 1995.  The Cumulative Preferred Stock ($100) is

authorized to be issued in one or more series, and there were issued and outstanding as of June 30, 1995, the following:



          Series                             Shares

          4.20%                              100,000
          4-1/4%                             175,000
          4-1/2%                              65,000
          4.64%                              160,000
          4.90%                              150,000
          4.90% (2nd Series)                 150,000
          7.15%                              250,000
          7.50%                              216,000
          8.40%                              236.412


The Cumulative Preferred Stock ($25) is authorized to be issued in one or more series, and there were issued and outstanding as of June 30, 1995, 1,400,000 shares of the 8.40% Series.

(6)  Long-Term Indebtedness

     Pursuant to the Indenture dated as of December 1, 1939,

between PSCo and First Trust of New York, National Association,

as successor Trustee, as amended and supplemented (the "1939

Indenture"), PSCo has issued and there were outstanding as of

June 30, 1995, $599,750,000 principal amount of first Mortgage

Bonds issued in series.  There were also outstanding as of June

30, 1995, $151,500,000 principal amount of Medium Term Notes.  A condensed description of the 1939 Indenture and of the

outstanding bonds issued thereunder is included as Attachment

12.  A copy of the 1939 Indenture has been previously filed with the Commission.

     Pursuant to the Indenture dated as of October 1, 1993,

between the PSCo and First Trust of New York, National

Association, as successor trustee, as supplemented (the "1993

Indenture"), PSCo has issued and there were outstanding as of

June 30, 1995, $347,167,000 principal amount of First Collateral

Trust Bonds issued in series.  A condensed description of the

1993 Indenture and of the outstanding securities issued

thereunder is included as Attachment 13.  A copy of the 1993

Indenture has been previously filed with the Commission.

(7)  Short-Term Indebtedness

     At June 30, 1995, PSCo had short-term indebtedness of $93.5 million in commercial paper at a weighted average interest cost of 6.18%.

(8)  Statement of Interest Changes

     A schedule setting forth the amount of interest charges

accrued by PSCo for the twelve months ended June 30, 1995, and the rates thereof is included as Attachment 14.

(9)  Statement of Dividends Declared

     Included as Attachment 15 is a schedule setting forth the

rates and amounts of dividends declared by PSCo for the years ended December 31, 1991, 1992, 1993 and 1994 and for the six months ended June 30, 1995.

(10)(11)  Balance Sheet and Statement of Income

     A per books balance sheet of PSCo at June 30, 1995, and a

per books statement of its income, retained earnings and cash flows for the twelve months then ended are included as

Attachments 9 and 10, respectively.  For further information relative to PSCo's financial condition, reference is hereby made to the annual reports filed by PSCo with the Commission.

(12) Statement of Uses

     A description of PSCo's proposed construction program is not included in this application because the authority sought in this application is the approval of a merger transaction and the

issuance of PSCo stock, par value $1 per share to M-P New Co.

which is required to effectuate the merger transaction.

Accordingly, the securities issuance is related to the merger transaction and not to raising capital to fund PSCo's

construction program.

     As part of the approval of the merger transaction, PSCo

requests authority to issue shares of PSCo stock, par value $1 per share to M-P New Co.  The number of shares to be issued will be equivalent to the number of shares of PSCo stock, par value $5 issued and outstanding on the date of the consummation of the merger transaction.  It is estimated that, if the merger

transaction is consummated on or about September 6, 1996,

approximately 64,500,000 shares of PSCo stock, par value $5 will be issued and outstanding on such date.

     The estimated cost of canceling the outstanding PSCo stock,

par value $5 and issuing PSCo stock, $1 par value will be

negligible.  The costs associated with the merger transaction are included in the testimony filed as part of the merger

application.

(13) Statement Regarding Financial Status

     Because of the credit rating of SPS and PSCo, PSCo

anticipates that the consummation of the merger transaction will positively affect PSCo's financial status, credit worthiness, as measured by Standard and Poor's Corporation and Moody's Investor

Service, and its overall credit rating, which in the long term will enable PSCo to attract capital at the lowest overall cost and maintain its financial integrity.

(14) Securities To Be Issued

     See paragraph (12) above.

(15) Registration Statement

     PSCo is not required to file a registration statement with the SEC for the PSCo stock, par value $1.  M-P New Co. will file a registration statement with the SEC to register the M-P New Co.

stock.

(16) Resolution

     Included as Attachment 16 is a certified extract of

resolutions from the minutes of the meeting of the PSCo's Board of Directors on August 22, 1995, authorizing, among other

matters, its proper officers to execute and file this

Application, or to cause such Application to be executed and filed.

(17) Statement of Capital Structure

     The capital structure of PSCo will be the same at the time of the consummation of the merger transaction as it is

immediately prior to such consummation.  Consequently, a pro forma capital structure is not included in this application.

(18) Statement of Estimated Cost of Financing

     The estimated cost will be negligible for the reasons set

forth in paragraph (12).

(19) Notice

     For the reasons set forth earlier herein, notice of

publication is not included.

(20) Affidavits

     See Attachment 11 for the Affidavit of Mr. Kelly.

                      XI.  RELIEF REQUESTED

     Public Service Company respectfully requests that the

Commission:

authorize Public Service to merge with Southwestern Public

     Service Company through the formation of a registered public utility holding company and for the issuance of securities in conjunction therewith;

authorize the implementation of Public Service Company five-year regulatory plan;

establish a procedural schedule which results in a final

     Commission decision becoming effective no later than

     September 4, 1996;

indicate its preference that the SEC should not order divestiture of PSCo's gas or steam operations;

schedule a prehearing conference promptly, which Public Service believes should be no later than the week of January 8,

     1996;

grant, to the extent necessary, waivers from applicable

     Commission rules; and

grant to Public Service such other relief as may be necessary or appropriate.

Date:  November 9, 1995

                                   Respectively submitted



                                   /s/

                                   James K. Tarpey, #1709
                                   LeBoeuf, Lamb, Greene & MacRae
L.L.P.
                                   633 17th Street, Suite 2800
                                   Denver, Colorado 80202
                                   (303) 291-2600

                                   William M. Dudley
                                   Associate General Counsel
                                   1225 17th Street, Suite 600
                                   Denver, Colorado 80202
                                   (303)  294-2500